UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

X-RITE, INCORPORATED

(Name of Registrant as Specified in its Charter)

[NOT APPLICABLE]

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

X-RITE, INCORPORATED

4300 44TH STREET, S.E.

GRAND RAPIDS, MICHIGAN 49512

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2009

April 10, 2009

To the shareholders of X-Rite, Incorporated:

The Annual Meeting of Shareholders of X-Rite, Incorporated, a Michigan corporation (“X-Rite” or the “Company”), will be held on May 20, 2009, at 8:00 a.m., Central Daylight Time, at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, IL 60606, for the following purposes:

1. To elect the Company’s Board of Directors as set forth in the accompanying Proxy Statement.

2. To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Only shareholders of record as of the close of business on March 24, 2009 are entitled to receive notice of, and to vote at the Annual Meeting.

The Company is pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their shareholders on the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting by printing fewer copies.

We are pleased to offer multiple options for voting your shares. As detailed in the “Solicitation of Proxies” section of this Notice and Proxy Statement, you can vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting. We encourage you to vote by the Internet as it is the most cost-effective method.

Whether you attend the meeting or not, you may revoke your proxy at any time before it is voted at the meeting. You may do so by executing and returning a proxy card dated later than the previous one or by attending the meeting and notifying the secretary of the meeting in writing prior to the voting of your proxy of your intention to vote in person. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by telephone or the Internet.

By order of the Board of Directors,

Bradley J. Freiburger

Secretary

THIS PROXY STATEMENT IS FIRST BEING DELIVERED OR

OTHERWISE MADE AVAILABLE TO SHAREHOLDERS ON OR ABOUT APRIL 10, 2009.

X-RITE, INCORPORATED

4300 44TH STREET, S.E.

GRAND RAPIDS, MICHIGAN 49512

PROXY STATEMENT

APRIL 10, 2009

Time, Place and Purpose

This Proxy Statement is being furnished to our shareholders as part of the solicitation of proxies by the Board of Directors for use at the Annual Meeting to be held on May 20, 2009, starting at 8:00 a.m., Central Daylight Time, at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, IL 60606, and any adjournment or postponement thereof.

Voting Securities and Record Date

The holders of record of shares of our common stock, par value $.10 per share, as of the close of business on March 24, 2009, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. On the record date, there were 77,372,381 shares of common stock outstanding.

Shareholders are entitled to one vote for each share of the Company’s common stock registered in their names at the close of business on the record date. A majority of the shares entitled to vote represented in person or by proxy will constitute a quorum for action at the Annual Meeting. Abstentions, and proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”) absent voting instructions from the beneficial owner, are counted for the purposes of determining the presence or absence of a quorum for the transactions of business. However, abstentions and broker non-votes will be disregarded in tabulating the votes on all matters brought before the meeting.

Electronic Delivery of Proxy Statement and Annual Report

The Proxy Statement and the 2008 Annual Report are available on the Company’s Internet site at www.xrite.com/company_investor_relations.aspx.

Most shareholders can elect to receive future Proxy Statements and Annual Reports via email instead of receiving paper copies in the mail or through notice and access as described in “Notice and Access of Proxy Statement” below. If you are a shareholder of record, you can enroll in the electronic delivery service and save the Company the cost of producing and mailing these documents by:

•	Following the instructions provided when you vote over the Internet, or

•	Going to the Company’s Internet page at www.xrite.com/company_investor_relations.aspx under Shareholder Services and following the instructions provided to enroll in the electronic delivery service.

If you are a shareholder of record and enroll in the electronic delivery service, you will receive an annual e-mail message containing the Internet address to access the Company’s Proxy Statement and Annual Report. The e-mail also will include instructions for voting over the Internet.

If you hold your shares in “street name”, and enroll in the electronic delivery service and your bank, broker or other holder of record participates in the service, you will receive an annual e-mail message containing the Internet address to use to access the Company’s Proxy Statement and Annual Report.

Notice and Access of Proxy Statement

Starting this year, the Company has elected to participate in the SEC’s notice and access model for delivery of proxy materials to shareholders. Accordingly, the Company will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders who have not previously opted to receive a printed copy of the proxy materials by mail or enrolled in the electronic delivery service described in “Electronic Delivery of Proxy Statement and Annual Report” above. Instructions on how to access the proxy materials and vote over the Internet and how to request a printed copy of the proxy materials may be found on the Notice. In addition, the Notice includes instructions on how shareholders may request to receive future proxy materials in printed form, by mail or electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy material on the Internet.

Proxies; Revocation

The use of a proxy allows a shareholder of X-Rite to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. There are four (4) ways to vote your shares:

1. By the Internet at www.proxyvote.com

2. By toll-free telephone at 1-800-690-6903

3. By completing and mailing your proxy card

4. By written ballot at the meeting

If you vote your shares using any of the methods described above, the shares represented by the proxy will be voted at the meeting or at any adjournment or postponement thereof. Where shareholders specify a choice, the shares will be voted as specified. If no choice is specified on a properly executed proxy card, the shares represented by the proxy will be voted “FOR” the election of the directors listed as nominees in the proxy and at the discretion of the proxy voters on any other matters voted upon at the meeting. A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of X-Rite, (2) delivery of a later-dated proxy, including by telephone or Internet vote, or (3) attending the meeting in person and notifying the secretary of the meeting in writing prior to the vote of your proxy that you intend to vote your shares in person. Attendance at the meeting, in and of itself, will not constitute a revocation of a proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

X-Rite does not expect that any matter other than to approve the election of directors as set forth in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation. In addition, brokers, nominees, custodians, and other fiduciaries will be reimbursed by the Company for their expenses in connection with sending proxy materials to beneficial owners.

Adjournments and Postponements

Although it is not expected, the Annual Meeting may be adjourned or postponed. Any adjournment or postponement may be made without notice, other than an announcement made at the Annual Meeting, by approval of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting, whether or not a quorum exists. Any signed proxies received by X-Rite will be voted in favor of an adjournment or postponement in these circumstances, other than in the event a new record date is set. Any adjournment or postponement of the Annual Meeting will allow X-Rite shareholders who have already sent in their proxies to revoke them at any time prior to their use.

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

The Company’s Articles of Incorporation specify that the Board of Directors (“Board”) shall consist of at least six (6), but not more than nine (9) members, with the exact number to be fixed by the Board from time to time. The Board has fixed the number of directors at nine (9). The Articles also specify that the Board be divided into three classes, with the directors of the classes to hold office for staggered terms of three (3) years each.

Unless otherwise specifically directed by a marking on a shareholder’s proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees described below. If any of these nominees were to become unable to serve as a director, which is not now anticipated, the Board may designate a substitute nominee, in which case the accompanying proxy will be voted for the substituted nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Directors are elected by a plurality of the votes cast by shareholders entitled to vote on their election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Any shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

NOMINEES

The Board has nominated David A. Eckert as a director to a one-year term expiring in 2010; Colin M. Farmer and Thomas J. Vacchiano, Jr. to two-year terms expiring in 2011; and David M. Cohen, Daniel M. Friedberg and Mark D. Weishaar to three-year terms expiring in 2012. Messrs. Cohen, Eckert, Farmer and Friedberg were appointed to fill vacancies in the Board of Directors and Mr. Vacchiano’s board class was changed from a term expiring in 2010 to a term expiring in 2011 in connection with the recapitalization approved by shareholders on October 28, 2008 under the agreements the Company entered into with OEPX, LLC (“OEP”), managed by One Equity Partners LLC, and Sagard Capital Partners, L.P. (“Sagard”). The Company’s Articles of Incorporation require that directors who are appointed to the Board, like Messrs. Cohen, Eckert, Farmer, Friedberg and Vacchiano, stand for reelection at the first annual meeting of shareholders after their appointment.

Each of these director nominees is presently serving as a director of the Company.

The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

The content of the following age and director service table and discussion relating to the director’s business experience is based upon information furnished to the Company by the directors.

Names	Position with the Company	Age as of the Annual Meeting	Director Since
Gideon Argov	Director	52	2006
David M. Cohen	Director	47	2008
David A. Eckert	Director	54	2008
Colin M. Farmer	Director	35	2008
Daniel M. Friedberg	Director	47	2008
L. Peter Frieder	Director	66	2003
John E. Utley	Chairman of the Board	68	2000
Thomas J. Vacchiano, Jr.	Director, President and CEO	57	2006
Mark D. Weishaar	Director	51	2003

Nominees for Election with Terms Expiring in 2010

David A. Eckert has led several companies providing products and services to businesses worldwide, including as Chairman and CEO of Smith Valve Corporation, CEO and a member of the Board of Directors of Iron Age Corporation, and President and a member of the Board of Directors of Clean Harbors, Inc. Prior to that, he was a Vice President and Partner of international management consultants Bain and Company. He serves as Chair of the Advisory Board of Northwestern University’s McCormick School of Engineering and Applied Science.

Nominees for Election with Terms Expiring in 2011

Colin M. Farmer is a Managing Director of One Equity Partners. Prior to joining One Equity Partners in October 2006, Mr. Farmer spent eight years at Harvest Partners, a middle-market private equity firm. He currently serves on the Board of Directors of NCO Group, Inc., a provider of accounts receivable management and related services.

Thomas J. Vacchiano, Jr. is the President and CEO of the Company and has held that position since October 1, 2006. He joined X-Rite as its President in July 2006 as part of the Amazys acquisition. Beginning in January 2001, he served as President and CEO for Amazys Holding AG. Amazys was a color technology company headquartered in Switzerland and was publicly traded on the Swiss Stock Exchange.

Nominees for Election with Terms Expiring in 2012

David M. Cohen is a Managing Director of One Equity Partners. Prior to joining One Equity Partners in September 2007, he acted as a Managing Director and the Global Head of the Industrials Group at JPMorgan Securities from February 2004 to July 2007 and prior to that served as Co-Head of the North America M&A Group from November 2002 to February 2004. Mr. Cohen currently serves on the Board of Directors of NCO Group, Inc., a provider of accounts receivable management and related services.

Daniel M. Friedberg has been President and CEO of Sagard Capital Partners Management Corporation, the investment manager of Sagard, since its founding in 2005. Since 2005, he has also been a Vice President and Officer of Power Corporation of Canada, a diversified international management and holding company. Prior to that, he was a Partner at Bain & Company. Mr. Friedberg joined Bain & Company in 1987 in the London office, and was a founder of the Toronto office in 1989 and the New York office in 2000.

Mark D. Weishaar is CEO and President of Sturgis Molded Products, a custom injection molding company headquartered in Michigan, and has held that position since 1997. Mr. Weishaar is a CPA and served as a Partner and Member of the Board of Directors of BDO Seidman, LLP where he worked for 15 years in various capacities.

Continuing Directors Whose Terms Expire in 2010

Gideon Argov is President and CEO of Entegris, a materials integrity management company serving high technology industries. Mr. Argov became President and CEO of Entegris immediately after its merger with Mykrolis on August 5, 2005. He had served as CEO of Mykrolis since November 2004. Prior to joining Mykrolis, Mr. Argov was a special limited partner of Parthenon Capital, a Boston-based private equity partnership, since 2001. Prior to the Company’s acquisition of Amazys Holding AG, Mr. Argov served on its Board of Directors since 1997. Mr. Argov currently serves on the Board of Directors of Fundtech Corporation and Interline Brands, Inc.

L. Peter Frieder is the President and CEO of Gentex Corporation, a designer, developer and manufacturer of integrated life support systems for human protection and enhanced human performance headquartered in Carbondale, Pennsylvania. He has held that position for more than five years. Mr. Frieder also serves as a Senior Vice President for U.S. Business Development for Essilor, which designs and manufactures corrective lenses worldwide.

Continuing Director Whose Term Expires in 2011

John E. Utley is a general business consultant. He retired in 1999 as Acting Deputy President of Lucas Varity Automotive. Lucas Varity was headquartered in London, England before being sold to TRW, Inc. Prior to that, he served in several senior management positions for more than five years, including Senior Vice President Strategic Marketing for Varity Corporation, and served as Chairman of the Board of both Kelsey Hayes Co. and Walbro Corporation.

NOMINATION OF DIRECTORS

The Nominating and Governance Committee (“NGC”) reviews the applicable skills and characteristics required of Board nominees in the context of current Board composition and Company circumstances. In making its recommendations to the Board, the NGC considers, among other things, the qualifications of individual director candidates.

The objective of the NGC is to have a Board comprised of members with diverse backgrounds. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to Board activities. Although there are no stated minimum criteria for director nominees, the Board takes into account many factors, including general understanding of technology, marketing, finance, and other disciplines relevant to the success of a publicly-traded company in today’s business environment; understanding of the Company’s business and technology; educational and professional background; personal accomplishment; and geographic, gender, age, and ethnic diversity. The Board does, however, believe it is appropriate for at least one, and, preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) rules, and that a majority of the members of the Board meet the definition of “independent director” under The NASDAQ Stock Market (“NASDAQ”) rules. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best represent shareholder interests through the exercise of sound judgment using its diversity of experience. In determining whether to recommend a director for re-election, the NGC also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board, and the results of the most recent Board self-evaluation.

In connection with the recapitalization in October 2008, the Company has agreed to use its reasonable best efforts to have the designees of OEP and Sagard elected to the Board as follows. OEP has the right to designate three directors to the Board for so long as it holds at least 30% of the outstanding common stock, two directors for so long as it holds at least 20% of the outstanding common stock and one director for so long as it holds at least 10% of the outstanding common stock. Sagard has the right to designate one director to the Board for so long as it holds at least 10% of the outstanding common stock. Neither OEP nor Sagard can designate any directors once their holdings falls below 10% respectively of the outstanding common stock. The election or appointment of the OEP and Sagard nominees is subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the NGC.

OEP has designated David M. Cohen, Colin M. Farmer, and David A. Eckert as its nominees to the Board. Sagard has designated Daniel Friedberg as its nominee to the Board.

Although the Company does not have a formal policy concerning shareholder recommendations, the NGC will consider shareholder recommendations for candidates for the Board. To date, the Company has not received any recommendations from shareholders requesting that the NGC consider a candidate for inclusion in the slate of nominees in the Company’s Proxy Statement.

Recommendations should be submitted in writing to the Company indicating the name of any recommended candidate for director, together with a brief biographical sketch, and a document indicating the candidate’s willingness to serve, if elected, to the attention of the Corporate Secretary of the Company. To be included in the Company’s Proxy Statement relating to the 2010 Annual Meeting of shareholders or to be considered at the meeting, recommendations must be received in the manner specified under “Submission of Shareholder Proposals” below.

DIRECTOR INDEPENDENCE

The Board has determined that all of the non-employee Directors are “independent” for purposes of compliance with NASDAQ listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. Further, all of the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and NASDAQ listing standards. The Board based these determinations primarily on a review of the responses of the Directors to questions regarding employment and compensation history, affiliations and family and other relationships (including those described below under “Certain Relationships and Related Transactions”), and on discussions with the Directors. The independent Directors are as follows:

Gideon Argov	Daniel M. Friedberg
David M. Cohen	L. Peter Frieder
David A. Eckert	John E. Utley
Colin M. Farmer	Mark D. Weishaar

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

The Board has adopted a charter for each of the three standing committees that addresses the make-up and functioning of the committees, along with a procedure for shareholder communications. The Board has also adopted an Ethical Conduct Policy that applies to all of our employees, officers and Directors; and a Code of Ethics for Senior Executive Officers. The Company intends to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer by posting such information on the Company’s website. The following documents may be viewed on the Company’s internet page at http://www.xrite.com/company_investor_relations.aspx under Corporate Governance and are also available in print to our shareholders by writing to our Corporate Secretary at X-Rite, Incorporated, 4300 44th Street, S.E., Grand Rapids, Michigan 49512:

•	Code of Ethics

•	Committee Charters

•	Ethical Conduct Policy

Each member of the Board is expected to make a reasonable effort to attend all meetings of the Board, all applicable committee meetings, and each Annual Meeting of Shareholders. All members of the Board attended the 2008 Annual Meeting of Shareholders and each of the current members of the Board is expected to attend the 2009 Annual Meeting of Shareholders. During fiscal 2008, the Board held 11 meetings and the committees held a total of 16 meetings. During the period in fiscal 2008 in which they served, each director attended at least 75 percent of the aggregate of the number of meetings of the Board plus the total number of meetings of all committees on which such director served.

The table below shows current membership for each of the standing Board committees:

Audit Committee	Nominating and Governance Committee	Compensation Committee
Mark D. Weishaar*	L. Peter Frieder*	Gideon Argov*
Colin M. Farmer	David A. Eckert	David M. Cohen
Daniel M. Friedberg	Daniel M. Friedberg	Daniel M. Friedberg
John E. Utley	John E. Utley, ex-officio member	Mark D. Weishaar
John E. Utley, ex-officio member

*	Committee Chairman

Below is a description of each standing committee of the Board. Each committee has the authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for management’s conduct of the Company’s accounting and financial reporting processes and the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics. The Company’s management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing the Company’s financial statements. The Audit Committee’s role is one of oversight and does not provide any expert assurance or certification as to the Company’s financial statements or the work of the independent auditors. The Committee’s specific responsibilities are delineated in the Audit Committee Charter which includes the authority to engage and change auditors. The Audit Committee Charter can be viewed on the Company’s website. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that Mark D. Weishaar is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. Each member of the Audit Committee is “independent” for purposes of NASDAQ listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934. During 2008, the Audit Committee held seven meetings.

Compensation Committee

The primary function of the Compensation Committee is to assist the Board in matters relating to compensation as may be appropriately delegated to it by the Board. The Compensation Committee has a role in helping the Board ensure a clear relationship between total compensation, organization performance, and returns to shareholders. This is based on the Board’s belief that total compensation programs, properly aligned with economic value creation and the values and goals of the Company are essential tools in the delivery of sustainable value to shareholders. The Compensation Committee is currently comprised of four members, and all of the members are independent, non-employee directors of the Company. During 2008, the Compensation Committee held five meetings.

Nominating and Governance Committee

The primary function of the Nominating and Governance Committee (“NGC”) is to assist the Board by (1) recommending qualifications and standards to serve as a director of the Company, (2) identifying individuals qualified to become directors of the Company, and (3) developing and evaluating corporate governance standards and policies for the Company. The NGC also reviews and evaluates the CEO’s performance and advises the Company’s Compensation Committee on its findings. The NGC is composed entirely of independent, non-employee directors, and held four meetings in 2008.

Director Compensation

For 2008, each Director who is not an employee of the Company received a quarterly retainer of $10,000, plus additional quarterly retainers of $6,000 for the Board Chair, $750 for the Audit Committee and Compensation Committee Chairs, $500 for the Nominating and Governance Committee Chair and $300 for Audit Committee and Compensation Committee members. In addition, immediately following the 2008 Annual Meeting of Shareholders, each non-employee Director was granted equity in the form of stock options and restricted shares with an approximate value of $88,000 ($114,400 for the Board Chair). This grant took place on May 28, 2008. Messrs. Argov, Cheff, Fontana, Frieder, Lattmann, Sylvester, and Weishaar each received a stock option award to purchase 12,221 shares of X-Rite stock and 5,432 restricted shares of X-Rite stock. Mr. Utley, as chairman, received a stock option award to purchase 15,888 shares of X-Rite stock and 7,061 restricted shares of X-Rite stock. Additionally, upon their appointment to the Board on October 28, 2008, Messrs. Cohen, Eckert, Farmer, and Friedberg each received a pro-rated stock option award to purchase 7,098 shares of X-Rite stock and 3,155 restricted shares of X-Rite stock.

On January 16, 2009, the Board approved a change in the 2009 director compensation. In lieu of cash compensation, each Director who is not an employee of the Company will receive a grant, on April 15, 2009, of options to purchase the Company’s common stock (“Company stock options”) with a total value per director of $40,000, plus $24,000 of additional Company stock options for the Board Chair, $3,000 of additional Company stock options for the Audit Committee and Compensation Committee Chairs, $2,000 of additional Company stock options for the Nominating and Governance Committee Chair and $1,200 of additional Company stock options for Audit Committee and Compensation Committee members. The non-cash remuneration noted above is intended to be equal to the cash compensation component paid to directors in 2008. In addition, immediately following each Annual Meeting of Shareholders, each non-employee Director will be granted equity in the form of additional Company stock options and restricted shares with an approximate value of $88,000 ($114,400 for the Board Chair). The number of options and shares is determined based on a formula similar to the formula used to determine the number of shares and options granted to executive officers discussed under “Long Term Equity Incentive Awards” on page 15 of this Proxy Statement. All options are granted with an exercise price per share equal to the fair market value on the date of grant. The restricted stock and options vest after one year and have a ten year term.

On May 20, 2008, the Board adopted resolutions establishing a special committee, comprised of Gideon Argov, Mark D. Weishaar and former director Paul R. Sylvester and delegated to the special committee the power and authority to, among other things, evaluate capital raising and other alternatives available to the Company and to oversee the negotiation of the terms of any such transactions as well as the negotiation of forbearance and amendment agreements relating to the Company’s credit agreements. For service on this special committee, the committee chair, Mr. Argov, received a one-time payment of $50,000 and Messrs. Sylvester and Weishaar received a one-time payment of $25,000 each.

Mr. Vacchiano receives no compensation for serving as a director, except that he, like all directors, is eligible to receive reimbursement of any expenses incurred in attending Board and committee meetings.

DIRECTOR COMPENSATION IN FISCAL YEAR 2008

Current Directors	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Total ($)
Gideon Argov	91,200	33,301		18,887		143,388
David M. Cohen(3)	—	1,818		2,449		4,267
David A. Eckert(3)	—	1,818		2,449		4,267
Colin M. Farmer(3)	—	1,818		2,449		4,267
Daniel M. Friedberg(3)	—	1,818		2,449		4,267
L. Peter Frieder	40,500	33,301		18,887		92,688
John E. Utley	65,200	47,231		30,365		142,796
Mark D. Weishaar	69,200	33,301		18,887		121,388

Former Directors
Stanley W. Cheff	46,533	37,272	(4)	24,154	(4)	107,959
Mario Fontana	43,333	37,272	(4)	24,154	(4)	104,759
Massimo S. Lattmann	43,333	37,272	(4)	24,154	(4)	104,759
Paul R. Sylvester	73,283	37,272	(4)	24,154	(4)	134,709

(1)	Reflects the expense recognized for financial statement reporting purposes for the fiscal year ended January 3, 2009 in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended January 3, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2009. As of January 3, 2009, each non-employee Director had the following number of shares of restricted stock outstanding that were still unvested: Mr. Argov: 5,432; Mr. Cohen: 3,155; Mr. Eckert: 3,155; Mr. Farmer: 3,155; Mr. Friedberg: 3,155; Mr. Frieder: 5,432; Mr. Utley: 7,061; and Mr. Weishaar: 5,432. The grant date fair value for these restricted shares is: Mr. Argov: $9,995; Mr. Cohen: $9,907; Mr. Eckert: $9,907; Mr. Farmer: $9,907; Mr. Friedberg: $9,907; Mr. Frieder: $9,995; Mr. Utley: $12,992; and Mr. Weishaar: $9,995.

(2)	Reflects the expense recognized for financial statement reporting purposes for the fiscal year ended January 3, 2009 in accordance with FAS 123(R) and thus may include amounts from options granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended January 3, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2009. As of January 3, 2008, each non-employee Director had the following number of options outstanding: Mr. Argov: 19,273; Mr. Cohen: 7,098; Mr. Eckert: 7,098; Mr. Farmer: 7,098; Mr. Friedberg: 7,098; Mr. Frieder: 37,772; Mr. Utley: 79,888; and Mr. Weishaar: 44,676. As of January 3, 2008, each former non-employee Director had the following number of options outstanding: Mr. Cheff: 68,000; Mr. Fontana: 19,273; Mr. Lattmann: 19,273; and Mr. Sylvester: 44,676. The outstanding options that are exercisable are included in the Securities Ownership of Management and Directors table.

(3)	Messrs. Cohen, Eckert, Farmer and Friedberg joined the Board in October 2008.

(4)	Reflects acceleration of vesting of stock awards and options upon resignation from the Board in October 2008.

Shareholder Communications with Directors

The Board has adopted a process for shareholder communications and the selection of new Board candidates. Generally, shareholders who want to communicate with the Board or any individual Director can write to X-Rite, Incorporated, Corporate Secretary, 4300 44th Street, S.E, Grand Rapids, Michigan 49512. Your letter should indicate that you are an X-Rite, Incorporated shareholder. Depending on the subject matter, management will forward the communication to the Director or Directors to whom it is addressed; attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request.

SECURITIES OWNERSHIP BY PRINCIPAL SHAREHOLDERS

The following table contains information regarding ownership of the Company’s common stock by persons or entities known to the Company to beneficially own more than 5% of the Company’s common stock. The content of this table is based upon information contained in Schedules 13D and 13G filed with the SEC as well as information provided by The NASDAQ Stock Market and represents the Company’s understanding of circumstances in existence as of March 24, 2009.

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
One Equity Partners LLC 320 Park Avenue, New York, NY 10022	28,574,584	37.0%

Sagard Capital Partners, L.P. 325 Greenwich Avenue, Greenwich, CT 06830(2)	11,810,699	15.3%

Tinicum, Inc. 800 Third Avenue, New York, NY 10022	10,271,667	13.3%

(1)	The percentages are calculated on the basis of the number of outstanding shares of common stock plus common stock deemed outstanding pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(2)	According to a Schedule 13D, as amended, Sagard owns the shares directly. Sagard Capital Partners GP, Inc., a Delaware corporation, is the general partner of Sagard, and Sagard Capital Partners Management Corporation, a Delaware corporation, is the investment manager of Sagard. As a result of direct and indirect securities holdings, Power Corporation of Canada and Mr. Paul G. Desmarais may each be deemed to control the foregoing entities. The Schedule 13D notes that the filing of the Schedule shall not be construed as an admission that any of the control relationships enumerated therein actually exist.

SECURITIES OWNERSHIP BY MANAGEMENT AND DIRECTORS

The following table contains information regarding ownership of the Company’s common stock by each director, each named executive officer and all directors and executive officers as a group. The content of this table is based upon information supplied by the persons identified in the table or known to the Company and represents the Company’s understanding of circumstances in existence as of March 24, 2009.

	Shares Beneficially Owned(1)		Exercisable Options(2)	Total		Percent of Class(3)
Executive Officers
Thomas J. Vacchiano, Jr.	614,134		139,864	753,998		*
Bradley J. Freiburger	38,000		3,500	41,500		*
Francis Lamy	27,801		38,037	65,838		*

Non-Employee Directors
Gideon Argov	39,497		7,052	46,549		*
David M. Cohen	28,574,584	(4)	0	28,574,584	(4)	37.0%
David A. Eckert	3,155		0	3,155		*
Colin M. Famer	28,574,584	(4)	0	28,574,584	(4)	37.0%
Daniel M. Friedberg	11,810,699	(5)	0	11,810,699	(5)	15.3%
L. Peter Frieder	19,682		25,551	45,233		*
John E. Utley	43,561		64,000	107,561		*
Mark D. Weishaar	19,432		32,455	51,887		*

All Directors and Executive Officers as a Group (11 persons)	814,727	(6)	310,459	1,125,186	(6)	1.5%

*	Less than one percent

(1)	Except as described in footnotes 4 & 5 below, each person named in the table has sole voting and investment power with respect to the issued shares listed in this table. Excludes shares issuable pursuant to options.

(2)	This column reflects shares subject to options exercisable as of March 24, 2009, or within 60 days thereafter.

(3)	The percentages are calculated on the basis of the number of outstanding shares of common stock plus common stock deemed outstanding pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(4)	Consists of (i) 3,155 shares of restricted stock granted on October 28, 2008 to each of Messrs. Cohen and Farmer in consideration of their service on the Company’s Board of Directors, which shares are held for the benefit of One Equity Partners III, L.P. and (ii) 28,571,429 shares held of record by OEP. Messrs. Cohen and Farmer are officers of OEP Holding Corporation, which is the general partner of OEP General Partner III, L.P., which is the general partner of One Equity Partners III, L.P., which is the managing member of OEP. Messrs. Cohen and Farmer disclaim beneficial ownership of the shares held of record by OEP except to the extent of their respective pecuniary interest therein.

(5)	Consists of (i) 3,155 shares of restricted stock granted on October 28, 2008 to Mr. Friedberg in consideration of his service on the Company’s Board of Directors, which shares are held for the benefit of Sagard Capital Partners Management Corporation and (ii) 11,807,544 shares held of record by Sagard. Mr. Friedberg is the President and Chief Executive Officer of Sagard Capital Partners Management Corporation, the investment manager of Sagard, and of Sagard Capital Partners GP, Inc., the general partner of Sagard. Mr. Friedberg disclaims beneficial ownership of the shares held of record by Sagard except to the extent of his pecuniary interest therein.

(6)	Shares beneficially owned by OEP and Sagard have been excluded for purposes of the presentation of directors and executive officers as a group.

COMPENSATION DISCUSSION & ANALYSIS

Role and Composition of the Committee

The Compensation Committee (the “Committee”) administers and approves elements of compensation for corporate officers and periodically reviews them with management. The Nominating and Governance Committee (“NGC”) reviews the Chief Executive Officer’s (“CEO”) performance and reviews the CEO’s evaluations of his direct reports. The NGC then advises the Committee of its findings. The Committee recommends to the Board for its approval the CEO’s compensation based upon this evaluation.

All members of the Committee are independent. With the exception of annual stock option and stock grant awards, as outlined under the Director Compensation discussion in this Proxy Statement, Committee members are not eligible to participate in any of the plans or programs that the Committee administers. The Committee has the authority to retain consultants and advisors as it may deem appropriate in its discretion, and authority to approve related fees and retention terms for these advisors. The Committee reports to the Board on its actions and recommendations following every meeting, and periodically meets in executive session without members of management present.

Compensation Philosophy and Practices

The key objectives of the our executive compensation programs are to attract, motivate and retain talented executives who drive X-Rite’s success and industry leadership. The Company’s programs support these objectives by rewarding individuals for advancing business strategies and aligning the executives’ interests and expectations with those of the Company’s shareholders. The programs are designed to provide executives with competitive compensation that maintains a balance between cash and equity compensation, with a significant portion of total compensation at risk, tied both to annual and long-term financial performance of the Company as well as to the creation of shareholder value. It is the Committee’s strong belief that its compensation philosophy will encourage executives to manage the Company’s business from the perspective of owners with an equity stake in the Company.

In constructing and applying these policies, a conscious effort is made to identify and evaluate programs for comparable employers, considering factors such as geography and industry influences, relative sizes, growth stages, and market capitalization. The Committee has enlisted the assistance of a consulting firm to provide information for a peer group of corporations that can be used for compensation comparison and benchmarking purposes. The Committee engaged Hewitt Associates, a major consulting firm experienced in all aspects of executive compensation analysis and design, to assist with its compensation analysis in fiscal 2008.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of U.S. publicly-traded companies in the electronic test and measurement industry (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes the Company competes for talent and for shareholder investment. The companies comprising the Compensation Peer Group are:

Analogic Corporation	Heico Corp.	Newport Corporation
Calamp Corporation	Intermagnetics General Corp.	Park Electrochemical Corp.
Cohu Inc.	Jaco Electronics Inc.	Photon Dynamics Inc.
Daktronics Inc.	Lecroy Corporation	Planar Systems Inc.
Dionex Corporation	Measurement Specialties Inc.	Zygo Corporation
Electro Scientific Industries Inc.	Mercury Computer Systems Inc.
Finisar Corporation	Microsemi Corporation

Market data is only one factor used in determining executive compensation. Other factors that are considered include (i) the value of the position to the Company, (ii) what other peer executives within the Company are paid, (iii) how the job relates to those peers, and (iv) the contribution of the executive including tenure, skills, performance, and industry knowledge. The Company competes with many larger companies for top executive-level talent. As such, the Committee generally sets compensation for executive officers at the 50th percentile of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual, market factors such as distinctive contributions and extraordinary performance.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions and equity awards for the executive officers of the Company, other than the Chief Executive Officer (“CEO”). The Committee also reviews recommendations made by the CEO and approves compensation and equity awards for other leadership team members (which includes other actively employed executives).

The Committee reviews the annual salary plan with the CEO for all of the Company’s executive officers and provides input to the Board to make such adjustments as the Board determines appropriate based upon salary survey data for comparable employers, economic conditions in general, and evaluations by the CEO. Compensation for the CEO is reviewed and approved by the Board and adjusted based on the same considerations for other executive salaries, plus input from the NGC and its evaluation of the CEO’s performance.

Components of Executive Compensation

The compensation program for executive officers consists of the following components:

•	Salaries

•	Annual Cash Incentive (Bonus) Awards

•	Long Term Equity Awards (including stock options and restricted shares)

•	Severance Benefits (conditional on non-compete stipulation)

•	In-Service Benefits

•	Perquisites

Salaries

Salaries are used to provide a fixed amount of compensation for the executive’s regular work. The salaries of the named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance, responsibilities and the Company’s need to be competitive in the market for executive services. Compensation recommendations are benchmarked and targeted to be in line with the 50th percentile of comparable positions within the Compensation Peer Group. Any salary increase for an executive officer other than the CEO must be approved by the CEO and the Committee. Due to difficult market conditions in 2009, base salary adjustments based on peer group comparisons will be limited or deferred.

Annual Cash Incentive Awards

Executive officers may be awarded annual cash bonuses which are earned based on Company performance criteria. Annual cash incentive awards are designed to reward short-term performance and achievement of designated strategic growth results. The award is considered annually and approved by the Committee. The Committee sets the minimum, target, and maximum levels for the short-term cash incentive award (“STIA”)

annually for the next year. The target bonus is set based on an analysis of compensation for comparable positions with the Compensation Peer Group and is intended to provide a competitive level of compensation if the executive achieves target performance objectives. Bonus levels are determined as a percentage of each executive’s base salary.

No STIA payments were paid to executive officers with respect to 2008 performance because minimum thresholds were not achieved. The metric for the 2008 STIA was weighted using 50 percent adjusted EBITDA (earnings before income tax, depreciation, and amortization) and 50 percent revenue. Adjusted EBITDA is defined as EBITDA with adjustments for restructuring and integration related expenses, FASB 123(R) expenses, and other non-recurring and non-cash items. The named executive officers participating in the STIA program were eligible to receive payments that ranged from 20 percent of their targeted bonus amount for achieving the minimum target performance level of 95 percent of targeted revenue and 90 percent of targeted adjusted EBITDA, to a maximum of 200 percent of their targeted bonus amount for achieving 105 percent or more of targeted revenue and 110 percent or more of targeted adjusted EBITDA.

For fiscal year 2009, the normal STIA program has been modified across the Company, including for executive officers. This decision has been taken in view of the extraordinary economic conditions and related financial challenges the Company sees in 2009.

Because of the difficulty in predicting the depth or length of the current economic climate, and relative impact on the Company’s 2009 performance, the Compensation Committee of the Board has established a modified incentive award program for 2009. The metric for the 2009 STIA is adjusted EBITDA, and it is only triggered and available to eligible employees, including executive officers, if the Company’s financial performance exceeds the Board approved 2009 Profit Plan as measured by adjusted EBITDA (as defined by X-Rite’s Lender Agreements) by at least $2 million.

If the Company’s profit performance exceeds the 2009 Profit Plan plus $2 million, a portion of this over achievement is contributed to a bonus pool to be shared by all eligible employees. This pool will be limited so that payout to any employee, including executive management, will not exceed 110 percent of target STIA. The Company believes that the specific performance goals established for 2009 represent confidential financial information that the Company does not disclose to the public, as it would result in meaningful competitive harm.

Upon completion of each fiscal year, the Committee assesses the performance against each financial objective of the STIA, comparing the actual results to the pre-determined target.

Long Term Equity Incentive Awards

Equity-based compensation and ownership ensures that the Company’s executive officers have a continuing stake in the long term success of the Company. The Company’s approach to equity compensation is designed to balance business objectives with pay-for-performance, retention, competitive market practices, and shareholder interests. Long-term incentive awards (“LTIA”) are comprised of a mix of stock options and performance-based restricted stock. Stock options provide a material incentive to employees by providing an opportunity for a stock ownership stake in the Company. Performance-based restricted stock awards provide a material incentive to executives by offering potential increased stock ownership in the Company tied directly to improving financial performance of the Company.

Generally, these awards are considered annually and use an adjusted EBITDA growth objective target to determine the underlying value of the award. The LTIA adjusted EBITDA targets are established to reflect targeted growth for a three year horizon. LTIA provides senior management with an incentive opportunity linked to multiple year corporate financial performance and shareholder value. Equity awards are also granted periodically to a select group of non-executive employees whose contributions and skills are critical to the Company’s long-term success.

In general, annual LTIA compensation awards are determined at the Committee’s regularly scheduled first quarter meeting and are reflected in “Summary Compensation Table for Fiscal 2008” and “Grants of Plan Based Awards Table for Fiscal Year 2008”. The underlying value of the LTIA to named executive officers was determined based on a dollar amount indicated by the “50th percentile” of long-term compensation for the Compensation Peer Group for the applicable position as indicated in the peer market data, with a certain percent of this amount to be in the form of stock options and a certain percent of this amount to be in the form of restricted stock. The exact equity allocation, vesting schedule, and performance measures may vary from year to year. For purposes of determining the number of shares issued and options granted, the Company uses a modified Black-Scholes valuation applied on a consistent basis from year to year.

In March 2008, the Committee reviewed the 2008 LTIA compensation program for executive officers and established an LTIA level based on the 50th percentile of market for the position based on the Compensation Peer Group. The LTIA awards consist of 50 percent (in value) of stock options vesting in equal annual installments over a period of three years from the date of grant and 50 percent (in value) of performance-based restricted stock cliff vesting after three years. The Company uses the closing price of the Company’s common stock on the grant date as the exercise price of the options granted.

These LTIA grants were awarded as follows:

	2008 LTIA
	Restricted Shares(#)	Stock Options(#)
Current Named Executive Officers
Thomas J. Vacchiano, Jr.	28,565	57,129
Bradley J. Freiburger(1)	—	—
Francis Lamy(2)	10,712	21,423

Former Named Executive Officers
Mary E. Chowning(3)	10,712	21,423
Lynn Lyall(4)	10,712	21,423
David A. Rawden(5)	—	—

(1)	Mr. Freiburger joined the Company on March 17, 2008 as its Vice President and Controller, and was not eligible to participate in the LTIA program on the date of grant. Prior to his appointment as Interim Chief Financial Officer, Mr. Freiburger was awarded two stock option grants in 2008: 1) on March 17 to buy 3,000 shares of X-Rite stock, and 2) on May 20 to buy 5,000 shares of X-Rite stock.

(2)	On March 13, 2008, in addition to the LTIA grants noted above, Mr. Lamy was awarded a one-time stock option award to purchase 50,000 shares of X-Rite stock. These stock options will vest in equal annual installments over a period of three years from the date of grant. Special one-time stock option awards support retention, recognize new job responsibilities, and better align management and shareholder interests.

(3)	On April 15, 2008, Ms. Chowning retired from the Company after serving as its Executive Vice President and Chief Financial Officer. Under the terms of Ms. Chowning’s Employment Agreement, the 2008 LTIA awards vested on her termination date.

(4)	Mr. Lyall joined the Company on March 3, 2008 as the Chief Financial Officer, and he resigned on May 9, 2008. On March 3, in addition to the LTIA grants noted above, Mr. Lyall was awarded a one-time stock option award to purchase 75,000 shares of X-Rite stock. As none of his equity holdings were vested at the time of Mr. Lyall’s resignation, the LTIA awards granted and the one-time stock option award were cancelled.

(5)	Mr. Rawden served as the Company’s Chief Financial Officer from May 13, 2008 to December 10, 2008. Mr. Rawden was an employee of AlixPartners, a consulting firm engaged by the Company, and as such was not eligible to participate in the LTIA program.

The 2008 LTIA performance-based restricted stock awards vest based upon the achievement of the cumulative adjusted EBITDA growth objectives outlined below.

Adjusted EBITDA (2008-2011 Cumulative Total) ($ millions)				Vesting Threshold % of Target
Less than			221	0%
	221	to	222	20%
	223	to	224	40%
	225	to	227	60%
	228	to	229	80%
Greater than			230	100%

In connection with the consummation of the recapitalization of the Company in October 2008, the Board approved the grant of special one-time equity awards. The one-time equity awards are considerably larger than the awards that the Company typically has granted as part of its historical equity compensation practices because the Company intends for the one-time equity awards to replace subsequent grants under the annual LTIA program through 2011. The Board granted the special one-time equity awards after determining that the then outstanding stock options were not fully achieving their original objective of incentive compensation and employee retention.

The October 30, 2008 one-time equity grants were awarded as follows:

	One Time Equity Awards
	Restricted Shares/Units (#)(1)	Stock Options (#)(2)
Current Names Executive Officers
Thomas J. Vacchiano, Jr.	439,000	439,000
Bradley J. Freiburger	38,000	38,000
Francis Lamy	231,000	231,000

(1)	One-third of the restricted stock granted under the one-time equity awards will vest in annual installments over a three year measurement period, one-third will vest in annual installments over a four year measurement period and one-third will vest in annual installments over a five year measurement period, in each case, provided that performance targets are met during the applicable measurement period. Vesting is based on adjusted EBITDA performance for each year during the measurement period if the Company achieves adjusted EBITDA growth of eight percent per year, as compared to the baseline adjusted EBITDA for fiscal 2008. Vesting will also occur if annual adjusted EBITDA targets are missed, provided cumulative targets are achieved for subsequent years. The cumulative adjusted EBITDA growth targets are as follows:

	Year
	2009	2010	2011	2012	2013
	($)	($)	($)	($)	($)
	($ in millions)
Tranche 1	69,989	145,578	227,214	—	—
Tranche 2	69,989	145,578	227,214	315,380	—
Tranche 3	69,989	145,578	227,214	315,380	410,600

(2)

Stock options under the one-time equity awards to executive officers will vest (i) with respect to one-third of the stock options granted, in three equal annual installments, with an exercise price equal to $3.19 (the closing price on the second business day after completion of the Recapitalization), (ii) with respect to one-third of the stock options granted, in four equal annual installments, with an exercise price equal to $3.45 (an 8% premium to the closing price on the second business day after completion of the

Recapitalization), and (iii) with respect to one-third of the stock options granted, in five equal annual amounts, with an exercise price equal to $3.72 (a 16.6% percent premium to the closing price on the second business day after completion of the Recapitalization).

With the exception of the special circumstance outlined above for the special one-time equity grant under the recapitalization plan, the Company uses the closing price of the Company’s common stock on the grant date as the exercise price of options granted.

Stock Ownership Guidelines

In an effort to further align the interests of management and shareholders, effective February 28, 2008, the Committee established stock ownership guidelines applicable to executive officers and other members of the executive band leadership of the Company. The Company believes that linking a portion of key management’s current and potential future net worth to the Company’s success, as reflected by the stock price, helps to ensure that management has a stake similar to that of the Company’s shareowners.

The guidelines are based on the executive’s position and his or her base salary. The Company expects its key leaders to own, within five years of the later of the effective date of these guidelines (i.e., February 28, 2013), an executive officer’s appointment, or his or her designation as executive officer or executive band leader to which these guidelines apply, Company stock having a minimum value equal to a multiple of their annual base salary as shown in the table below:

Multiple of Salary
Chief Executive Officer	4 times base salary
Other Executive Officers	2 times base salary
Other Executive Band Leaders	2 times base salary

The types of ownership arrangements counted toward these guidelines are those securities that are beneficially owned by an executive officer and executive band leader, excluding options. The executive officers’ beneficial ownership as of March 24, 2009 is set forth in the column labeled Shares Beneficially Owned in “Securities Ownership by Management and Directors.”

Severance Benefits

Currently, Mr. Vacchiano and Mr. Lamy have employment agreements with the Company that provide for severance benefits. Details of those agreements are discussed under “Agreements and Other Arrangements”.

Except for those officers named above, the Company’s severance policy provides for the following benefits for its executive level employees (other than those whose severance benefits are governed by local law). In the event that a covered executive’s employment is terminated by the Company without cause or by the covered executive for good reason, they will receive (i) severance pay equal to their weekly salary for the last full month immediately preceding termination for six or twelve months, depending on their position, (ii) any accrued and unused vacation pay, (iii) a pro rata portion of any annual performance bonus to which they would have been entitled for the year in which the covered executive’s employment is terminated, (iv) payment of continuation health coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for six or twelve months, depending on their position, following the date of termination, and (v) immediate vesting of all stock options and restricted shares that would have vested during the severance period, which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate.

In-Service Benefits

The Company provides a number of benefit plans including the X-Rite, Incorporated Retirement Savings Plan and related supplemental plans to its executives and certain other U.S. based employees. The Company also provides other benefits such as medical, dental, life insurance and long-term disability coverage, as well as vacation and other paid holidays. These benefits are available to all U.S. based employees, including each named executive officer, and are comparable to those provided at other peer group companies. These programs are designed to provide certain basic quality of life benefits and protections to all Company employees and at the same time enhance the Company’s attractiveness as an employer of choice.

The Committee periodically reviews the levels of personal benefits provided to named executive officers. A detailed analysis of these benefits is included in footnote 6 to the Summary Compensation Table.

Perquisites

The Company provides certain other small perquisites to its executives. These benefits include several statutory benefits with respect to educational and health allowances as prescribed under Swiss Law. A detailed analysis of these benefits is included in footnote 6 to the Summary Compensation Table.

Establishing STIA and LTIA Targets

Generally, the Committee sets STIA targets for each year based on the annual operating plan. The Committee also establishes LTIA targets which are based on the Company’s long-term financial objectives and are set in alignment with the Company’s strategic plan and expectations regarding Company performance. In making the annual determination, the Committee may consider the specific circumstances facing the Company during the coming years. The Committee believes that it has established targets that are in line with the current global economic and competitive environment in which the Company operates.

While performance targets are established at levels that are intended to be achievable, a maximum STIA and LTIA payout would require very high levels of Company performance. Overall, the Company believes that a payout at the 80 percent level should be achievable, payout at the 100 percent level is challenging and payout at the 110 percent level is difficult.

Employment Agreements and Change in Control Plan

In January 2006, in connection with the Amazys transaction, the Company entered into employment agreements with Thomas J. Vacchiano, Jr. and Francis Lamy described under “Employment, Severance and Other Agreements”. When evaluating the value of these agreements, the Company considered such factors as retention, competitive advantage through non-compete and non-solicitation clauses, practices of Peer Group companies, and continued dedication and support of a cohesive management team and concluded that it was in the best interest of the Company to enter into these agreements. With the exception of the aforementioned legacy employment agreements, no other named executive officers are parties to employment agreements.

Our executive officers are covered by a change in control plan, details of which are outlined under the heading “Change in Control Plan” in this Proxy Statement. The Company believes that it is in the best interest of the Company and its shareholders to foster senior management’s objectivity in making decisions with respect to any potential change in control of the Company and to ensure that the Company will have their continued dedication and availability. Accordingly, the Company believes that it is appropriate to provide executive officers with compensation arrangements upon a change in control.

Ethical Conduct

To help ensure that stock-based grants reward only those executives who benefit the Company, the Company’s equity plans and agreements provide that awards will be cancelled and that certain gains must be repaid if an executive violates certain provisions of the award agreement. These provisions include prohibitions against engaging in activity that is detrimental to the Company, such as performing services for a competitor, disclosing confidential information or violating the Company’s Business Conduct Guidelines. Annual cash incentive payments are also conditioned on compliance with these Guidelines.

Tax and Accounting Implications

Deductibility under Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company’s CEO or to any of its three other most highly compensated executive officers, other than an executive officer serving solely as the chief financial officer, unless this compensation qualifies as “performance-based”. Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options by senior executives under the Company’s Incentive Performance Plan for Certain Executives should qualify as performance-based. The 2008 Omnibus Plan permits an executive officer who is subject to Section 162(m) and whose salary is above $1 million to defer payment of a sufficient amount of the salary to bring it below the section 162(m) limit. The Company’s shareholders have approved terms under which the Company’s annual and long-term performance incentive awards should qualify as performance-based, as required by the Internal Revenue Service. These terms do not preclude the Committee from making any payments or granting any awards, whether or not such payments or awards qualify for tax deductibility under Section 162(m), which may be appropriate to retain and motivate key executives. The Company will generally seek to comply with Section 162(m) to the extent such compliance is practicable and in the best interests of the Company and its shareholders.

Accounting for Stock-Based Compensation

The Company accounts for stock-based payments for all stock option and stock grant programs in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of X-Rite, Incorporated, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended January 3, 2009.

Compensation Committee:

Gideon Argov, Chairman

David M. Cohen

Daniel M. Friedberg

Mark D. Weishaar

John E. Utley, ex-officio member

AGREEMENTS AND OTHER ARRANGEMENTS

Change in Control Plan

The Company’s Board approved the X-Rite Change In Control Severance Plan for Senior Executives (the “Change in Control Plan”) for certain of its executive officers effective April 1, 2007. Under the terms of the Change in Control Plan, following a change in control, if a participant’s employment is terminated (1) by the Company other than for cause, disability or death of the participant or (2) by the participant with good reason (“Qualifying Termination”), the Company is obligated to pay the participant a lump-sum in cash equal to (i) the participant’s unpaid base salary, accrued vacation pay and expenses, (ii) amounts unpaid to the participant under the annual short-term incentive plan in respect of the most recently completed fiscal year, (iii) an amount equal to one to two times the greater of the participant’s base salary for the year in which the participant is terminated or as in effect prior to the change in control, (iv) a bonus amount equal to one to two times, depending on their position, the greater of participant’s target incentive opportunity established under the annual short-term incentive plan in effect for the plan year in which the participant is terminated or as in effect prior to the change in control, (v) a pro rata portion of the participant’s target incentive opportunity for the year the participant is terminated or as in effect prior to the change in control, whichever is greater, (vi) payment of continuation health coverage premiums for twelve to twenty-four months, depending on their position, following the date of the Qualifying Termination, and (vii) for certain employees, excise tax gross-up on severance payments, if triggered. In addition, upon a Qualifying Termination, unless otherwise provided in a plan document, award agreement or otherwise, all of the participant’s outstanding equity-based long-term incentive vehicles, including stock options stock appreciation rights, restricted stock, and restricted stock units (“Equity Awards”) that vest solely based on continued employment of the executive shall become immediately vested in full. In the case of Equity Awards that do not vest solely based on continued employment of the Executive (“Performance Vesting Awards”), such Performance Vesting Awards shall vest at the time of the change in control. The number of shares that shall vest shall be determined as if a target level of performance has been achieved and shall be prorated based on the length of time within the performance period elapsed prior to the change in control.

Under the Change in Control Plan, a change in control includes the acquisition by any individual, entity, or group of beneficial ownership of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities. The Issuance to OEP will constitute a change in control as defined in the Change in Control Plan. Participants in the Change in Control Plan who receive one-time equity awards will not receive accelerated vesting in respect thereof upon a qualifying termination within twenty-four months after the Issuance to OEP unless the qualifying termination is in connection with, or following, a change in control transaction that is consummated after the consummation of the Issuances.

Employment, Severance and Other Agreements

Thomas J. Vacchiano, Jr.

Effective October 1, 2006, Mr. Vacchiano was appointed President and CEO as well as a member of the Board. Mr. Vacchiano was the President and CEO of Amazys from January 2001 until the acquisition of Amazys by the Company in July 2006.

Mr. Vacchiano entered into an employment agreement with X-Rite in connection with the acquisition of Amazys under which Mr. Vacchiano had agreed to serve as President and COO of the Company for a period of three years from the completion of the Amazys acquisition (July 5, 2006) unless earlier terminated in accordance with its terms. The Agreement is automatically extended for successive one year periods commencing at the end of the previous period unless the agreement is terminated or a new employment agreement is entered into. On January 12, 2009, Mr. Vacchiano voluntarily took a 10 percent cut in his annual base salary, bringing his current annual base salary down from $320,000 per year to $288,000 per year. Under the terms of his existing employment agreement Mr. Vacchiano is (i) entitled to participate in any bonus plan or other incentive compensation program applicable to X-Rite’s executives, and (ii) entitled to participate in any long-term incentive compensation program applicable to X-Rite’s executives, generally a combination of stock options and restricted stock, with the exact equity allocation determined each year.

In the event of termination of Mr. Vacchiano’s employment by Mr. Vacchiano for good reason or by the Company without cause, Mr. Vacchiano will receive as outlined in the Employment Agreement (i) severance pay equal to his monthly salary for the last full month immediately preceding his termination for twelve months, if terminated by Mr. Vacchiano for good reason, and for the greater of (a) the number of months remaining in the initial three year term of his Employment Agreement or (b) twelve months, if terminated by the Company without cause, (ii) a pro rata portion of any annual performance bonus to which Mr. Vacchiano would have been entitled for the year in which the Employment Period is terminated; provided that if employment is terminated within the first six months of the year, the executive’s pro rata portion received shall be based on six months of service during the year, (iii) payment of continuation health coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for eighteen months following the date of termination, and (iv) immediate vesting of all stock options and restricted shares held by Mr. Vacchiano, which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate. Mr. Vacchiano is also a participant in the Change in Control Plan discussed above in “Change in Control Plan”. The Company’s October 2008 recapitalization does not constitute a change in control for purposes of acceleration of the one-time equity awards under the Change in Control Plan.

Francis Lamy

In connection with the acquisition of Amazys, the Company and Mr. Lamy entered into an Employment Agreement on January 30, 2006. Mr. Lamy serves as the Company’s Executive Vice President and Chief Technology Officer. Currently, Mr. Lamy’s annual base salary is CHF 338,077 (equal to $316,759 using a 2008 year-end exchange rate equal to 0.936944). Under the terms of the existing Employment Agreement, Mr. Lamy is (i) entitled to participate in any bonus plan or other incentive compensation program applicable to the Company’s executives, and (ii) entitled to participate in any long-term incentive compensation program applicable to the Company’s executives, generally a combination of stock options and restricted stock, with the exact equity allocation determined each year.

Additionally, under the Employment Agreement, Mr. Lamy is entitled to (i) a CHF 32,500 (equal to $30,451 using a 2008 year-end exchange rate equal to 0.936944) per year allowance as a contribution to Mr. Lamy’s personal health insurance, and (ii) a CHF 5,000 (equal to $4,685 using the 2008 year-end exchange rate equal to 0.936944) per year allowance for obtaining tax consulting advice associated with being an officer of a U.S. based corporation, and (iii) a pension scheme in accordance with the applicable provisions of Swiss law, the premiums for which are apportioned between the Company and Mr. Lamy in accordance with the contribution levels provided for in the pension scheme of Amazys.

In the event of termination of Mr. Lamy’s employment by the Company without cause or by Mr. Lamy for good reason, Mr. Lamy will receive, as outlined in the Employment Agreement, (i) severance pay equal to his monthly salary for the last full month immediately preceding his termination for twelve (12) months, (ii) a pro rata portion of any annual performance bonus to which Mr. Lamy would have been entitled for the year in which the Employment Period is terminated; provided that if employment is terminated within the first (6) six months of the year, the executive’s pro rata portion received shall be based on (6) six months of service during the year, (iii) the continuation of his health insurance allowance for twelve (12) months following the date of termination, and (iv) immediate vesting of all stock options and restricted shares held by Mr. Lamy, which shall remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate. Mr. Lamy is also a participant in the Change in Control Plan discussed above in “Change in Control Plan”. The Company’s October 2008 recapitalization does not constitute a change in control for purposes of acceleration of the one-time equity awards under the Change in Control Plan.

Mary E. Chowning

On April 15, 2008, Ms. Chowning retired from the Company after serving as its Executive Vice President and Chief Financial Officer. Upon retirement, Ms. Chowning received, as outlined in her Employment Agreement, (i) severance pay equal to her monthly salary for the last full month immediately preceding her termination for twelve (12) months, (ii) a pro rata portion of her annual performance bonus for the 2008 year based on (6) six months of service during the year, (iii) payment of continuation health coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for twelve (12) months following the date of retirement, and (iv) immediate vesting of all stock options and restricted shares held by Ms. Chowning, which remain exercisable to the extent provided for in the stock option and restricted stock agreements to which they relate.

David A. Rawden

Effective May 13, 2008, the Company entered into an Agreement for Interim Management Services with AlixPartners, LLP (“AlixPartners”), pursuant to which Mr. Rawden served as the Company’s Interim Chief Financial Officer. Mr. Rawden is an independent contractor of AlixPartners. Under the Agreement for Interim Management Services, the Company paid AlixPartners, on account of Mr. Rawden’s services, a monthly fee of $70,000. In addition, upon the successful consummation of the Recapitalization, the Company paid AlixPartners an additional fee of $135,000 under the terms of the agreement. The Company reimbursed AlixPartners for Mr. Rawden’s reasonable expenses incurred in connection with his services to the Company.

Director Emeritus Program

Any director of the Corporation serving prior to February 10, 2004, who serves the shorter of at least: (i) nine years or (ii) three maximum length terms of office as a director and who either resigns as a director or does not stand for reelection, shall be entitled to be considered for the position of “Director Emeritus.” If nominated by the Nominating and Governance Committee and elected by the Board, a Director Emeritus shall continue in that position for a period equal to the time served as a regular director prior to February 10, 2004, or until an earlier resignation or death. During their tenure, Directors Emeritus shall be given notices of all meetings of the Board, and they shall perform such consulting services for the Corporation as the Board may reasonably request from time to time. Directors Emeritus shall be entitled to attend and participate in all such meetings of the Board, except that they may not vote and they shall not be counted for purposes of determining a quorum. Directors Emeritus shall receive an annual cash retainer fee equal to the lesser of: (i) the annual cash retainer fee in place at the time the director resigned as a director or did not stand for reelection; or (ii) the annual cash retainer fee in place at any time during the period such director holds the position of Director Emeritus, and shall be entitled to reimbursement for expenses of attendance at meetings of the Board, but they shall receive no other compensation from the Corporation.

Currently, there are six individuals who hold the Director Emeritus position, including Peter Banks, Marvin DeVries, James Knister, Ted Thompson, and Ronald A. VandenBerg who receive an annual cash retainer fee of $20,000 each and Stanley W. Cheff who receives an annual cash retainer fee of $40,000.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

The following table sets forth the compensation paid or accrued by the Company for the year ended January 3, 2009 for services rendered in all capacities by our executive officers during the fiscal year ended January 3, 2009 (the “named executive officers”):

SUMMARY COMPENSATION TABLE FOR FISCAL 2008

Name and Principal Position	Year		Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)(3)(4)	Option Awards ($)(2)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Current Named Executive Officers
Thomas J. Vacchiano, Jr. President, Chief Executive Officer	2008 2007 2006	(7)	320,000 319,808 149,039	— 6,912 —	279,454 132,494 —	499,738 373,833 8,580	— 205,488 46,500	9,932 54,272 6,157	1,109,124 1,092,807 210,276

Bradley J. Freiburger(8) Interim Chief Financial Officer	2008		124,616	8,250	5,390	7,187	—	3,287	148,730

Francis Lamy(9) Executive Vice President, Chief Technology Officer	2008 2007 2006	(7)	289,197 283,012 143,008	— 5,653 —	107,290 44,164 —	141,652 43,107 —	— 168,048 32,233	33,371 29,524 21,218	571,510 573,508 196,459

Former Named Executive Officers
Mary E. Chowning(10) Executive Vice President, Chief Financial Officer	2008 2007 2006		96,442 294,807 279,807	— 5,098 155,000	272,343 363,903 93,395	203,420 175,924 134,634	— 151,547 34,200	21,165 11,312 18,503	593,370 1,002,591 715,539

Lynn Lyall(11) Executive Vice President, Chief Financial Officer	2008		57,692	—	—	—	—	486	58,178

David A. Rawden(12) Interim Chief Financial Officer	2008		483,225	—	—	—	—	—	483,225

(1)	In 2008, prior to becoming the Interim Chief Financial Officer, Mr. Freiburger received a retention bonus under a special incentive compensation plan established on May 21, 2008 for key employees. The cash portion of this bonus represented 10 percent of Mr. Freiburger’s annual salary of $165,000, with 50% being paid on November 1, 2008 and the balance to be paid on May 9, 2009. In 2007 Messrs. Vacchiano and Lamy and Ms. Chowning received a discretionary bonus in the amounts specified in the Summary Compensation Table. These amounts present the additional STIA bonus amounts that would have been earned if the Company had achieved 100 percent of targeted adjusted EBITDA. Actual performance was 99.4 percent of targeted adjusted EBITDA and 101.6 percent of targeted revenue. In 2006, Ms. Chowning was also awarded a special discretionary bonus of $155,000 in connection with the acquisition and integration of Amazys.

(2)	See the “Grants of Plan-Based Awards Table for Fiscal Year 2008” for information regarding these stock and option awards.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended January 3, 2009, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended January 3, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2009.

(4)	The 2008 amounts for Ms. Chowning reflect the expense for 21,423 stock option and 10,712 shares of restricted stock that were vested as of April 15, 2008. The 2007 amounts for Ms. Chowning include acceleration of expense for 23,524 stock options and 17,713 shares of restricted stock. Under the terms of Ms. Chowning’s Employment Agreement, as of October 2007 she had fulfilled the required contract obligations (service period) that entitled her to receive immediate vesting of all unvested stock options and restricted shares upon her termination of employment. Details of Ms. Chowning’s Employment Agreement are discussed under “Agreements and Other Arrangements”.

(5)	See the “Annual Cash Incentive Awards” discussion in the Compensation Discussion and Analysis for information on these awards.

(6)	The compensation amounts set forth in the All Other Compensation column for the named executive officers are detailed in the following table:

2008 Name	Group Term Life Premiums ($)	Company Contributions to 401(k) Plan ($)	Education Allowance ($)	Health Allowance ($)	Vacation Pay-Out ($)	Total ($)
Thomas J. Vacchiano, Jr.	4,807	5,125	—	—	—	9,932
Bradley J. Freiburger	244	3,043	—	—	—	3,287
Francis Lamy	—	—	3,253	30,118	—	33,371
Mary E. Chowning	271	3,875	—	—	17,019	21,165
Lynn Lyall	486	—	—	—	—	486

2007 Name	Moving	Group Term Life Premiums ($)	Company Contributions to 401(k) Plan ($)	Country Club Annual Membership Dues ($)	Education Allowance ($)	Health Allowance ($)	Total ($)
Thomas J. Vacchiano, Jr.	44,511	4,636	5,125	—	—	—	54,272
Mary E. Chowning	—	1,487	3,875	5,950	—	—	11,312
Francis Lamy	—	—	—	—	2,438	27,086	29,52410

2006 Name	Moving Expenses ($)	Group Term Life Premiums ($)	Company Contributions to 401(k) Plan ($)	Personal Use of Company Paid Automobile ($)	Country Club Annual Membership Dues ($)	Health Allowance ($)	Expense Allowance ($)	Total ($)
Thomas J. Vacchiano, Jr.	4,958	1,199	—	—	—	—	—	6,157
Mary E. Chowning	—	1,448	3,750	8,305	5,000	—	—	18,503
Francis Lamy	—	—	—	—	—	13,135	8,083	21,218

(7)	Messrs. Vacchiano and Lamy joined the Company on July 5, 2006 upon the completion of the Amazys acquisition. Their compensation information for 2006 reflected in the table above consists of compensation paid by the Company since the date of the Amazys acquisition.

(8)	Mr. Freiburger joined the Company on March 17, 2008 as its Vice President and Controller, and was promoted to Interim Chief Financial Officer on December 10, 2008. The compensation information for 2008 reflected in the table above consists of compensation paid by the Company since Mr. Freiburger joined the Company.

(9)	Mr. Lamy was paid in Swiss francs. Amounts shown in this table were converted to U.S. dollars using an average exchange rate for the related year represented above.

(10)	On March 3, 2008, Ms. Chowning retired from her position as Chief Financial Officer. Ms. Chowning remained an employee of the Company through April 15, 2008.

(11)	Mr. Lyall joined the Company on March 3, 2009 as its Chief Financial Officer and subsequently resigned on May 9, 2009.

(12)	On May 13, 2008, the Company entered into an Agreement for Interim Management Services with AlixPartners, LLP (“AlixPartners”), pursuant to which Mr. Rawden served as the Company’s Interim Chief Financial Officer. Mr. Rawden is an independent contractor of AlixPartners. Under the Agreement for Interim Management Services, the Company paid AlixPartners, on account of Mr. Rawden’s services, a monthly fee of $70,000. In addition, upon the successful consummation of the Recapitalization, the Company paid AlixPartners an additional fee of $135,000 under the terms of the agreement. The Company reimbursed AlixPartners for Mr. Rawden’s reasonable expenses incurred in connection with his services to the Company. Mr. Rawden served as the Company’s Interim Chief Financial Officer from May 13, 2008 to December 10, 2008.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2008

The following table contains information regarding restricted stock awards and stock option awards granted to the named executive officers during the preceding fiscal year:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)(2)	Grant Date Fair Market Value of Options and Awards ($)
		Threshold (#)	Target (#)	Maximum (#)
Current Named Executive Officers
Thomas J. Vacchiano, Jr.	3/13/2008 10/30/2008 10/30/2008 10/30/2008	5,713 — — —	28,565 146,334 146,333 146,333	28,565 — — —	57,129 146,334 146,333 146,333	6.62 3.19 3.45 3.72	389,126 746,245 738,265 730,509

Bradley J. Freiburger(3)	3/17/2008 5/20/2008 10/30/2008 10/30/2008 10/30/2008	— — — — —	— — 12,667 12,667 12,666	— — — — —	3,000 5,000 12,667 12,667 12,666	6.51 1.29 3.19 3.45 3.72	10,232 3,729 64,593 63,906 63,233

Francis Lamy	3/13/2008 10/30/2008 10/30/2008 10/30/2008	2,142 — — —	10,712 77,000 77,000 77,000	10,712 — — —	71,423 77,000 77,000 77,000	6.62 3.19 3.45 3.72	320,987 392,669 388,473 384,392

Former Named Executive Officers
Mary E. Chowning(4)	3/13/2008	2,142	10,712	10,712	21,423	6.62	145,922

Lynn Lyall(5)	3/3/2008 3/13/2008	— 2,142	— 10,712	— 10,712	75,000 21,423	8.12 6.62	321,548 145,922

David A. Rawden(6)	—	—	—	—	—	—	—

(1)	These columns include the awards granted in 2008 as described in the Compensation Discussion & Analysis under the LTIA plan section titled “Long Term Equity Incentive Awards” on page 16 and awards granted in connection with the one-time equity awards discussed on page 17.

(2)	With the exception of the special circumstance related to the one-time equity grant under the recapitalization plan outlined in the Compensation Discussion & Analysis on page 17 of this proxy statement, the Company uses the closing price of the Company’s common stock on the grant date as the exercise price of options granted.

(3)	Mr. Freiburger joined the Company on March 17, 2008 as its Vice President and Controller, and was promoted to Interim Chief Financial Officer on December 10, 2008.

(4)	On March 3, 2008, Ms. Chowning retired from her position as Chief Financial Officer. Ms. Chowning remained an employee of the Company through April 15, 2008. Under the terms of Ms. Chowning’s Employment Agreement, all restricted shares and stock options granted to Ms. Chowning in 2008 were vested on her termination date.

(5)	Mr. Lyall joined the Company on March 3, 2009 as its Chief Financial Officer and subsequently resigned on May 9, 2009. All restricted shares and stock options granted to Mr. Lyall in 2008 were cancelled as of his termination date.

(6)	On May 13, 2008, the Company entered into an Agreement for Interim Management Services with AlixPartners, LLP (“AlixPartners”), pursuant to which Mr. Rawden served as the Company’s Interim Chief Financial Officer. Mr. Rawden is an independent contractor of AlixPartners, and as such, was not eligible to participate in grants of plan-based awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses outstanding equity awards held by named executive officers, including out-of-the money awards, on a grant-by-grant basis for stock option and similar awards and on an aggregate basis for non-vested stock and equity incentive plan awards as of fiscal year-end:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Exercisable	Unexercisable
Current Named Executive Officers
Thomas J. Vacchiano, Jr.	83,334 18,744 — — — —	41,666 37,486 57,129 146,334 146,333 146,333	— — — — — —	11.25 12.50 6.62 3.19 3.45 3.72	12/18/2016 3/8/2017 3/13/2018 10/30/2018 10/30/2018 10/30/2018			7,849 5,713 439,000	11,696 8,512 654,110

Bradley J. Freiburger	— — — — —	3,000 5,000 12,667 12,667 12,666	— — — — —	6.51 1.29 3.19 3.45 3.72	3/17/2018 5/20/2018 10/30/2018 10/30/2018 10/30/2018			38,000	56,620

Francis Lamy	7,115 — — — —	14,228 71,423 77,000 77,000 77,000	— — — — —	12.50 6.62 3.19 3.45 3.72	3/8/2017 3/13/2018 10/30/2018 10/30/2018 10/30/2018			2,616 2,142 231,000	3,898 3,192 344,190

Former Named Executive Officer
Mary E. Chowning(3)	5,000 30,000 25,000 22,860 23,524 21,423	— — — — — —	— — — — — —	10.23 13.41 16.40 11.61 12.50 6.62	4/15/2010 4/15/2010 4/15/2010 4/15/2010 4/15/2010 3/13/2018

(1)

The unvested options of Mr. Vacchiano vest as follows: for options expiring on December 18, 2016, all of the remaining unexercisable options vest on December 18, 2009. The unvested options of Messrs. Vacchiano and Lamy vest as follows: for options expiring on March 8, 2017, half of the remaining options will vest on March 8 of each year commencing on March 8, 2009; for options expiring on March 13, 2018, one third will vest on March 13 of each year commencing on March 13, 2009. The unvested options of Mr. Freiburger vest as follows: for options expiring on March 17, 2008, one-third will vest on March 17 of each year commencing on March 17, 2009; for options expiring on May 20, 2018, one half will vest on May 20 of each year commencing on May 20, 2008. The unvested options for Messrs. Vacchiano, Lamy and Freiburger expiring on October 30, 2018 vest on October 30 of each year with respect to one third of the options in equal annual installments over a period of three years with one-third vesting commencing on October 30, 2009 and ending on October 30, 2011, (ii) with respect to one third of the options in equal annual installments over a period of four years with one-quarter vesting commencing on October 30, 2009 and ending on October 30, 2012, and (iii) with respect to one third of the options in equal annual installments over a period of five (5) years with one-fifth vesting commencing on October 30, 2009 and ending on October 30, 2013.

(2)	The amount shown in these columns represents the threshold performance amount, which is calculated as 20 percent of the total restricted stock award with respect to the following: On March 8, 2007, Messrs. Vacchiano and Lamy were granted performance-based restricted stock that vests after three years based on the achievement of certain performance targets. If maximum performance goals were met, full payouts would be as follows: Mr. Vacchiano: 39,247 shares, $58,478 market value and Mr. Lamy: 13,082 shares, $19,492 market value. On March 13, 2008, Messrs. Vacchiano and Lamy were granted performance-based restricted stock that vests after three years based on the achievement of certain performance targets. If maximum performance goals were met, full payouts would be as follows: Mr. Vacchiano: 28,565 shares, $42,562 market value and Mr. Lamy: 10,712 shares, $15,960 market value. The amount shown in these columns represents the threshold performance amount, which is calculated as 100 percent of the total restricted stock award with respect to the following: On October 30, 2008, Messrs. Vacchiano, Freiburger, and Lamy were granted performance-based restricted stock that vests after five years based on the achievement of certain performance targets. If performance goals were met, full payouts would be as follows: Mr. Vacchiano: 439,000 shares, $654,110 market value, Mr. Freiburger: 38,000 shares, $56,620 market value, and Mr. Lamy: 231,000 shares, $344,190 market value. The market value is calculated using the closing price of the Company’s common stock as of the last trading day in fiscal 2008 (January 2, 2009) $1.49.

(3)	On March 3, 2008, Ms. Chowning retired from her position as Chief Financial Officer. Ms. Chowning remained an employee of the Company through April 15, 2008. All outstanding options and restricted share awards were immediately vested on her termination date.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2008

The following table discloses options exercised and stock vested for named executive officers during fiscal 2008:

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Current Named Executive Officers
Thomas J. Vacchiano, Jr.	—	—	—	—
Bradley J. Freiburger	—	—	—	—
Francis Lamy	—	—	—	—

Former Named Executive Officers
Mary E. Chowning(1)	—	—	35,863	196,088
Lynn Lyall	—	—	—	—
David A. Rawden	—	—	—	—

(1)	On March 3, 2008, Ms. Chowning retired from her position as Chief Financial Officer. Ms. Chowning remained an employee of the Company through April 15, 2008. All outstanding options and restricted share awards were immediately vested on her termination date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion and tables show the amount of compensation that would be paid to each of the named executive officers under the Company’s Change in Control Plan in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer based upon the circumstances surrounding such executive officer’s termination is shown below. The amounts shown assume that such termination was effective as of January 3, 2009, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Estimated Payments upon Termination or Change in Control

The Company currently has Employment Agreements with Messrs. Vacchiano and Lamy. Details of those agreements are discussed under “Agreements and Other Arrangements”. Upon certain types of terminations of employment not related to a change in control of the Company, severance benefits may be paid to Messrs. Vacchiano and Lamy according to their individual Employment Agreement. Mr. Freiburger is entitled to severance under the Company’s severance policy further described in “Severance Benefits”. Specific severance arrangements that would have been triggered by a qualifying termination event taking place on January 3, 2009 can be found in the tables shown below.

The Company currently has a change in control plan for Messrs. Vacchiano, Freiburger, and Lamy that provides for the payment of post-termination benefits if their employment is terminated in connection with or following a change in control. Details of that plan are discussed under “Agreements and Other Arrangements”.

Estimated Termination Payments

The following tables show potential payments to the named executive officers under existing contracts, agreements, plans and arrangements, for various scenarios involving a change in control or termination of employment assuming a January 3, 2009 termination date using the closing price of the Company’s common stock as of January 3, 2009 ($1.49). The Company’s October 28, 2008 recapitalization constituted a change in control under the Company’s Change in Control Plan, therefore amounts presented under By the Company other than for Cause, Disability or Death and By the Executive with Good Reason represent the benefits the employee would have received under the Change in Control Plan.

If employment is terminated with regard to any of the named executive officers in this section by the Company for cause or by the executive without good reason, the executive shall be entitled to receive accrued base salary up to the date of termination of employment but shall not be entitled to receive any further salary, bonus, severance, compensation or benefits from the Company.

THOMAS J. VACCHIANO

Benefits and Payments Upon Separation	Death	Disability	By the Company other than for Cause, Disability or Death	By the Executive with Good Reason	By the Company other than for Cause, Disability or Death (Change in Control)	By the Executive with Good Reason (Change in Control)
Compensation:
Severance(1)	$80,000	$—	$640,000	$640,000	$640,000	$640,000
Short-term incentive(2)	—	—	384,000	384,000	384,000	384,000
Acceleration of Vesting on Stock and Options(3)	755,150	755,150	755,150	755,150	755,150	755,150
Benefits and Perquisites:
Post-Termination Heath Care(4)	—	—	24,648	24,648	24,648	24,648
Accrued Vacation Pay(5)	6,154	6,154	6,154	6,154	6,154	6,154

Total	$841,304	$761,304	$1,809,952	$1,809,952	$1,809,952	$1,809,952

(1)	Severance. Under Death: Reflects three months of base salary for 2008. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects two times base salary for 2008 under the terms of the Company’s Change in Control Plan. Had a change in control event (as defined in the plan) not taken place, Mr. Vacchiano would have been entitled to one times base salary under the terms of his employment agreement. Under Change in Control: Reflects two times base salary for 2008.

(2)	Short-term incentive. There was no payout under the STIA plan earned by executive for 2008 performance. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects two times the established target 2008 STIA under the terms of the Company’s Change in Control Plan. Had a change in control event (as defined in the plan) not taken place, Mr. Vacchiano would not have been entitled to any short-term incentive payments under the terms of his employment agreement. Under Change in Control: Reflects two times the established target 2008 STIA.

(3)	Acceleration of Vesting on Stock and Options. The exercise price of all options exceeded the closing price of the Company’s common stock as of January 3, 2009. The amount in the table above represents the dollar value of unvested restricted shares that would be accelerated based on the January 3, 2009 closing price of the Company’s common stock. Under the terms of Mr. Vacchiano’s employment agreement, all unvested stock options and restricted shares are subject to acceleration of vesting upon death, disability, termination without cause, and resignation with good reason.

(4)	Post-Termination Health Care. Under By Company other than for Cause, Disability or Death, and By Executive with Good Reason: Reflects cost of premiums for the continuation of medical and dental health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA) for a period of two years following the termination date under the terms of the Company’s Change in Control Plan. Had a change in control event (as defined in the plan) not taken place, Mr. Vacchiano would have been entitled to these same benefits for a period of eighteen months under the terms of his employment agreement. Under Change in Control: Reflects same benefit for a period of two years following the change in control.

(5)	Accrued Vacation Pay. Reflects one week of accrued vacation earned during 2008 and carried over into calendar year 2009.

BRADLEY J. FREIBURGER

Benefits and Payments Upon Separation	Death	Disability	By the Company other than for Cause, Disability or Death	By the Executive with Good Reason	By the Company other than for Cause, Disability or Death (Change in Control)	By the Executive with Good Reason (Change in Control)
Compensation:
Severance(1)	$—	$—	$165,000	$165,000	$165,000	$165,000
Short-term incentive(2)	—	—	57,750	57,750	57,750	57,750
Acceleration of Vesting on Stock and Options(3)	—	—	—	—	—	—
Benefits and Perquisites:
Post-Termination Heath Care(4)	—	—	12,324	12,324	12,324	12,324
Accrued Vacation Pay(5)	3,173	3,173	3,173	3,173	3,173	3,173

Total	$3,173	$3,173	$238,247	$238,247	$238,247	$238,247

(1)	Severance. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects one times base salary for 2008 under the terms of the Company’s Change in Control Plan. Had a change in control event (as defined in the plan) not taken place, Mr. Freiburger would have been entitled to six months base salary under the terms of the Company’s severance policy. Under Change in Control: Reflects one times base salary for 2008.

(2)	Short-term incentive. There was no payout under the STIA plan earned by executive for 2008 performance. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects one times the established target 2008 STIA under the terms of the Company’s Change in Control Plan. Had a change in control event (as defined in the plan) not taken place, Mr. Freiburger would not have been entitled to any short-term incentive payments. Under Change in Control: Reflects one times the established target 2008 STIA.

(3)	Acceleration of Vesting on Stock and Options. No outstanding options or awards qualify for acceleration of vesting as of January 3, 2009. The one-time equity award granted to Mr. Freiburger in connection with the Company’s recapitalization will not be accelerated upon a qualifying termination under the Company’s Change of Control Plan within 24 months following the recapitalization unless the qualifying termination is in connection with, or following, a subsequent transaction that qualifies as a change in control under the plan.

(4)	Post-Termination Health Care. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects cost of premiums for the continuation of medical and dental health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA) for a period of six months following the termination date. Under Change in Control: Reflects same benefit for a period of one year following the change in control.

(5)	Accrued Vacation Pay. Reflects one week of accrued vacation earned during 2008 and carried over into calendar year 2009.

FRANCIS LAMY

Benefits and Payments Upon Separation	Death	Disability	By the Company other than for Cause, Disability or Death	By the Executive with Good Reason	By the Company other than for Cause, Disability or Death (Change in Control)	By the Executive with Good Reason (Change in Control)
Compensation:
Severance(1)	$26,397	$—	$633,516	$633,516	$633,516	$633,516
Short-term incentive(2)	—	—	304,088	304,088	304,088	304,088
Acceleration of Vesting on Stock and Options(3)	379,643	379,643	379,643	379,643	379,643	379,643
Benefits and Perquisites:
Post-Termination Heath Care(4)	—	—	60,901	60,901	60,901	60,901
Accrued Vacation Pay(5)	54,096	54,096	54,096	54,096	54,096	54,096

Total	$460,136	$433,739	$1,432,244	$1,432,244	$1,432,244	$1,432,244

(1)	Severance. Under Death: Reflects one month of base salary for 2008. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects two times base salary for 2008 under the terms of the Company’s Change in Control Plan. Had a change in control event (as defined in the plan) not taken place, Mr. Lamy would have been entitled to one times base salary under the terms of his employment agreement. Under Change in Control: Reflects two times base salary for 2008.

(2)	Short-term incentive. There was no payout under the STIA plan earned by executive for 2008 performance. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects two times the established target 2008 STIA under the terms of the Company’s Change in Control Plan. Had a change in control event (as defined in the plan) not taken place, Mr. Lamy would not have been entitled to any short-term incentive payments under the terms of his employment agreement. Under Change in Control: Reflects two times the established target 2008 STIA.

(3)	Acceleration of Vesting on Stock and Options. The exercise price of all options exceeded the closing price of the Company’s common stock as of January 3, 2009. The amount in the table above represents the dollar value of unvested restricted shares that would be accelerated based on the January 3, 2009 closing price of the Company’s common stock. Under the terms of Mr. Lamy’s employment agreement, all unvested stock options and restricted shares are subject to acceleration of vesting upon death, disability, termination without cause, and resignation with good reason.

(4)	Post-Termination Health Care. Under By Company other than for Cause, Disability or Death and By Executive with Good Reason: Reflects cost of premiums for the continuation of medical health for a period of two years following the termination date under the terms of the Company’s Change in Control Plan. Had a change in control event (as defined in the plan) not taken place, Mr. Lamy would have been entitled to these same benefits for a period of one year under the terms of his employment agreement. Under Change in Control: Reflects same benefit for a period of two years following the change in control.

(5)	Accrued Vacation Pay. Reflects vacation earned and not paid as of January 3, 2009.

EQUITY COMPENSATION PLAN SUMMARY

The following table provides information about the Company’s equity compensation plans as of January 3, 2009.

	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	3,985,762	(1)	$7.53	5,074,036	(2)
Equity compensation plans not approved by shareholders	0		n/a	0

Total	3,985,762		$7.53	5,074,036

(1)	Represents outstanding options to purchase the Company’s common stock.

(2)	Represents options available to purchase the Company’s common stock under the 2008 Omnibus Plan. Included are 868,187 shares available for issuance under the 2004 Amended and Restated Employee Stock Purchase Plan.

Our Relationship with Our Independent Auditors

The consolidated financial statements of the Company and its subsidiaries for the year ended January 3, 2009 have been audited by Ernst & Young LLP, independent public accountants. The aggregate fees billed by Ernst & Young LLP for the 2008 and 2007 fiscal years are as follows:

	2008	2009
Audit Fees	$963,573	$878,210
Other Audit Related Fees	211,914	—
Tax Fees	241,449	109,455

	$1,416,936	$987,665

Audit fees include amounts incurred for the annual audits of the Company’s consolidated financial statements, interim reviews of quarterly financial information and statutory audits. Other audit related fees include amounts billed for services that are unrelated to the annual audit, such as the Company’s recapitalization plan. Fees billed for tax services primarily include tax compliance services.

Preapproval Policy for Auditor Services

The Audit Committee’s policy is to preapprove all audit and nonaudit services provided by the Company’s independent auditors. These services may include audit services, audit related services, tax services, and other services. Preapproval is generally provided for up to one (1) year and any preapproval is detailed as to a particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated preapproval authority to its Chairperson when expedition of service is necessary. Both the Company’s independent auditors and management are required to periodically report to the whole Audit Committee regarding the extent of services provided by the Company’s independent auditors in accordance with this preapproval policy, and the fees for such services. The Audit Committee preapproved all services provided by the Company’s independent auditors in fiscal year 2008 and 2007 in accordance with the foregoing policy.

Appointment of Auditors for Fiscal 2009

As of the date of this Proxy Statement, the Company has not yet selected an independent public accounting firm to audit its consolidated financial statements for fiscal 2009. As of the date of this Proxy Statement, the Audit Committee is reviewing the terms of engagement with Ernst & Young LLP regarding their reappointment as the Company’s auditor for fiscal 2009. Representatives of Ernst & Young LLP are expected to be present at the 2009 Annual Meeting of shareholders. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Report of the Audit Committee

We have reviewed the Company’s audited consolidated financial statements as of and for the fiscal year ended January 3, 2009, and met with both management and Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Management has primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls. The independent registered public accounting firm audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. We oversee these processes, although we must rely on the information provided to us and on the representations made by management and the independent registered public accounting firm.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received from Ernst & Young LLP the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board) and has discussed with Ernst & Young LLP its independence from the Company. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young LLP and has concluded that the independence of Ernst & Young LLP is not compromised by the performance of such services.

Based on these reviews and discussions, we recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended January 3, 2009.

Mark D. Weishaar, Chairman

Colin M. Farmer

Daniel M. Friedberg

John E. Utley

Review and Approval of Related Person Transactions

The Company has a policy to review all relationships and transactions between the Company and its directors and executive officers or their immediate family members. The Company’s Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. All material matters are reviewed and approved by the Audit Committee and independent members of the Board. The review process takes into account the following information:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the committee deems appropriate.

Certain Relationships and Related Transactions

In connection with the consummation of the recapitalization of the Company in October 2008, the Company entered into investment agreements with OEP, and with Sagard and Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund, L.P. and Tinicum Capital Partners II Executive Fund L.L.C. (collectively, the “Investors”), under which, the Company sold an aggregate of 46,904,763 shares of its common stock to the Investors for an aggregate purchase price of $155 million in cash. Under the investment agreements, the Company agreed to appoint three individuals designated by OEP and one individual designated by Sagard to the Board as further described in “Nomination of Directors”. Under the OEP investment agreement, until the expiration of certain time periods or until OEP owns less than certain specified amounts of common stock, the Company must obtain OEP’s consent for, among other things, (i) acquisitions of assets in any fiscal year in excess of $25 million, (ii) certain sales of equity in any fiscal year greater than $25 million, (iii) the entry into a new line of business, (iv) subject to certain exceptions, entry into any transaction with, or amendment or modification of, any transactions or agreements with certain affiliates of the Company, (v) certain amendments of the Company’s restated articles of incorporation or amended or restated bylaws and (vi) increases in the size of the Board to more than nine members.

Simultaneously with the consummation of the recapitalization, the Company and the Investors entered into a customary registration rights agreement, pursuant to which the Company is required, subject to certain conditions, no later than 12 months after the closing date, to file with the SEC and cause to be declared effective under the Securities Act of 1933, as amended, a shelf registration statement covering resales of the “Registrable Shares,” as defined in the registration rights agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of Forms 3, 4, and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934.

Submission of Shareholder Proposals

Any proposal of a shareholder must be received by X-Rite at its headquarters, 4300 44th Street, S.E., Grand Rapids, MI 49512, no later than December 11, 2009 in order to be considered for inclusion in X-Rite’s Proxy Statement relating to the 2010 Annual Meeting. Shareholders who wish to submit a proposal not intended to be included in X-Rite’s Proxy Statement relating to the 2010 Annual Meeting, but to be presented at that meeting, and who propose to nominate a director for election at that meeting, are required by the Articles of Incorporation and Bylaws to provide notice of such proposal or nomination to X-Rite. Nominations for directors must be received not later than thirty days prior to the date of the Annual Meeting (or within seven days after X-Rite mails, or otherwise gives notice of the date of such meeting, if such notice is given less than forty days prior to the meeting date). All other proposals must be received not less than sixty nor more than ninety days prior to the scheduled meeting date, provided, that if less than seventy days notice, or prior public disclosure of the date of a scheduled meeting is given or made, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled meeting was mailed or the day on which such public disclosure was made. This notice must contain the information required by the Articles Incorporation and Bylaws and must be submitted in accordance with the procedures outlined therein.

Miscellaneous

The Company’s Annual Report to Shareholders including financial statements, as well as the Company’s annual report on Form 10-K, is being mailed or sent to you electronically to shareholders with this Proxy Statement.

Management is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other business should come before the meeting, the persons named as proxy holders in the accompanying Proxy intend to vote the shares in accordance with their judgment, and discretionary authority to do so is included in the Proxy.

SHAREHOLDERS ARE URGED TO PROMPTLY VOTE THEIR SHARES.

By Order of the Board of Directors

Bradley J. Freiburger

Secretary

April 10, 2009

Grand Rapids, Michigan

C/O COMPUTERSHARE PROXY OPERATIONS - MS 250 ROYALL STREET CANTON, MA 02021

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by X-Rite, Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to X-Rite, Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	XRITE1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

X-RITE, INCORPORATED			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote On Directors
			☐	☐	☐
1.	To elect six directors as set forth in the Proxy Statement
Nominees
	01)	DAVID A. ECKERT (2010 TERM)
	02)	COLIN M. FARMER (2011 TERM)
	03)	THOMAS J. VACCHIANO, JR. (2011 TERM)
	04)	DAVID M. COHEN (2012 TERM)
	05)	DANIEL M. FRIEDBERG (2012 TERM)
	06)	MARK D. WEISHAAR (2012 TERM)

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hardcopy. Please note that you will continue to receive a proxy card
☐	☐	Please sign exactly as your name(s) appear(s) hereon.
When signing as attorney, executor, administrator, or other
fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
			Yes	No

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

- FOLD AND DETACH PROXY CARD HERE -
XRITE2

X-RITE, INCORPORATED

4300 44th Street, S.E.

Grand Rapids, Michigan 49512

PROXY

This Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Thomas J. Vacchiano, Jr. and Bradley J. Freiburger, and each of them, as Proxies, each with full power to appoint a substitute, to represent and to vote, as designated on the reverse, all shares of common stock of X-Rite, Incorporated held of record by the undersigned on March 24, 2009 at the Annual Meeting of Shareholders to be held on May 20, 2009 or any adjournment thereof. When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AS NOTED IN THE PROXY STATEMENT.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the reverse side. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)